Exhibit 10.25
[Company Letterhead]
[Date], 2010
[Robert Aquilina][Clyde Swoger][Raman Kumar][Michael Seedman]
[Executive Chairman][Chief Financial Officer] [Vice Chairman and Chief Executive Officer]
[Chief Technology Officer]
Re: Amendment to Employment Agreement dated as of August [   ], 2008
Dear [Bob][Clyde][Raman][Michael]:
CBay Inc. (the “Company”) previously entered into an Employment Agreement dated as of August [ ], 2008 (the “Agreement”) with you, pursuant to which the Company agreed to provide you with certain bonus payments, upon the terms and conditions set forth in the Agreement. As discussed with you, in light of recent events, the Company has determined that it is not in the best interests of and impracticable for the Company to timely pay such bonus amounts to you when such amounts are due under the current terms and conditions of the Agreement. In connection with the foregoing, you and the Company hereby agree to amend certain provisions of the Agreement, effective as of the date hereof, to permit the Company to defer payment of such bonuses to you until a later date in the 2010 calendar year pursuant to the terms and conditions set forth below in this letter agreement. Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Agreement.
1.	Section 4(a) of the Agreement is amended by adding thereto the following:

“Notwithstanding the foregoing, with respect to the performance bonus payment in respect of fiscal year 2009 in an amount equal to $[___________] (the “2009 Performance Bonus”), the Company shall pay Executive the 2009 Performance Bonus as soon as practicable during the 2010 calendar year, but in no event later than December 31, 2010. In addition, from March 31, 2010 until the date such payment is made (the “Performance Bonus Payment Date”), interest shall accrue on such amount at a rate of seven percent (7%) per annum, which interest shall become payable to you on the Performance Bonus Payment Date. The 2009 Performance Bonus and any interest thereon shall be paid to you in cash. The obligations of the Company in this Section 4(a) with respect to payment of the 2009 Performance Bonus are absolute and not subject to any action or inaction on the part of the Company or Executive”

2.	Except as expressly set forth above, your Agreement shall remain in full force and effect.

Very truly yours, CBAY Inc.

By:
Title:

ACCEPTED and AGREED:

[Robert Aquilina] [Clyde Swoger] [Raman Kumar] [Michael Seedman]